Exhibit 99.1

[Allegheny Energy Logo]

NEWS RELEASE

Investors:
Gregory L. Fries
General Manager, Investor Relations
10435 Downsville Pike
Hagerstown, MD 21740-1766
Phone: (301) 665-2713
E-Mail: gfries@alleghenyenergy.com

M. Beth Straka
General Manager, Investor Relations
4350 Northern Pike
Monroeville, PA 15146-2841
Phone: (412) 856-3731
E-Mail: mstraka@alleghenyenergy.com

FOR IMMEDIATE RELEASE

Allegheny Energy, Inc. Reports Record 2001 Earnings Per Share-

Earnings Up 32% Over 2000 to $3.74

Hagerstown, Md., January 31, 2002 -- Allegheny Energy, Inc. (NYSE: AYE) today reported record 2001 earnings per share of $3.74 ($448.9 million), before the cumulative effect of an accounting change, a 32 percent increase over 2000 earnings per share of $2.84 ($313.7 million), before extraordinary charges. The increase in 2001 earnings was driven by the addition of about 3,000 megawatts of generating capacity, the successful integration of a newly acquired energy trading and risk management business, and the continued steady earnings contributions from the Company's energy delivery business.

Allegheny Energy's earnings growth is especially encouraging in light of less-than-favorable operating and business conditions experienced throughout the year, according to Alan J. Noia, Chairman, President, and Chief Executive Officer.

"The past year was a good one for Allegheny Energy," says Noia, "and I am particularly pleased with our strong performance during a year when the nation, the economy, and the energy industry as a whole faced unprecedented challenges. We were able to again deliver on our promise of providing value to our shareholders, while continuing to execute what has proven to be a winning strategy for growth."

Adds Noia, "The combination of our expanding energy supply business and the strength, stability, growth, and increased efficiency of our energy delivery business has brought value for our shareholders. Our ability to produce increased earnings during difficult times demonstrates the flexibility and tenacity of our employees and the very clear focus of our management team on delivering results. Our goal is to build on this success in 2002."

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Earnings for 2001 were $448.9 million ($3.74 per share), before an after-tax charge of $31.1 million ($.26 per share) associated with the cumulative effect of an accounting change due to the adoption of the Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." Earnings for 2000 were $313.7 million ($2.84 per share), before after-tax extraordinary charges of $77.0 million ($.70 per share) associated with electric utility restructuring orders. The 43 percent increase in income before special charges and 32 percent increase in earnings per share were driven by improved performance and increased net revenues in the unregulated generation operations (revenues less fuel, purchased power, and transmission by others), including the results of risk management and energy marketing activities. Earnings from regulated utility operations, after adjusting for generation asset transfers in 2000 and 2001, increased as a result of a full year's contribution of our natural gas distribution company.

Net income for 2001, which includes the cumulative effect of an accounting change, was $417.8 million ($3.48 per share). After extraordinary charges, net income for 2000 was $236.6 million ($2.14 per share).

Earnings for the fourth quarter of 2001 were $64.6 million ($.52 per share), while earnings for the fourth quarter of 2000 were $79.7 million ($.72 per share), before after-tax extraordinary charges of $6.5 million ($.06 per share) as a result of electric utility restructuring orders. This 28 percent decrease in earnings per share and 19 percent decrease in income before an extraordinary charge reflect increased shares of common stock outstanding, the effects of increased depreciation and amortization expense related to recent acquisitions, as well as the effects of uncharacteristically warm weather and reduced economic activity.

Per share earnings for comparable 2001 and 2000 periods were:

	Full Year		Fourth Quarter
	2001	2000	2001	2000
Income before extraordinary charge and cumulative effect of accounting change	$3.74	$2.84	$.52	$.72
Extraordinary charges for electric utility restructuring orders	.00	(.70)	.00	(.06)
Cumulative effect of accounting change: adoption of SFAS 133	(.26)	.00	.00	.00
Basic consolidated earnings per share	$3.48	$2.14	$.52	$.66

Allegheny Energy had many successes in 2001, all of which furthered our growth strategy or advanced our position as a national energy merchant. The following are highlights of 2001:

Generating Assets, Marketing, and Trading

    Allegheny Energy Supply completed the acquisition and integration of Allegheny Energy Global Markets (AEGM), solidifying our position as a national energy merchant. AEGM is actively marketing and trading electricity, natural gas, and other energy commodities as part of our energy supply business.

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    We expanded our generating capacity by about 3,000 megawatts (MW) through the acquisition of 1,710 MW of natural gas-fired capacity in the Midwest and 83 MW of coal-fired generation in Pennsylvania, the construction of an 88-MW natural gas-fired generating facility near Chambersburg, Pa., and the implementation of a tolling agreement for up to 1,000 MW of competitively priced electricity in California. We also announced plans to construct a new, 630-MW natural gas-fired merchant generating facility in St. Joseph County, Ind.
    Later this year, AEGM will expand our reach into attractive energy markets by marketing 79 MW of energy under a long-term, natural gas tolling agreement in New York City and 222 MW under a natural gas tolling agreement in Las Vegas, Nev. We also entered into a joint venture with CONSOL Energy, Inc. to construct an 88-MW coalbed methane gas-fired generating facility in Virginia, which Allegheny Energy Supply will operate. The output will be sold into the competitive marketplace. Projects under construction and development will give Allegheny Energy more than 14,600 MW of total owned or controlled generating capacity by 2005.
    Allegheny Energy Supply announced that it is participating along with Salt River Project and Sempra Energy Resources in an Open Season to determine the viability of the proposed Desert Crossing Gas Storage and Transportation System, a natural gas storage and pipeline system that would serve growing energy markets in the Southwest. During an Open Season, customers interested in acquiring natural gas storage capacity or transmission capacity on a pipeline submit bids setting out the terms under which they will agree to purchase the capacity. If sufficient interest is expressed, Allegheny and the other sponsors could decide to move forward with the project, which could be operational in 2004.

Regulated Operations

    Allegheny Power, our energy delivery business, and the Pennsylvania-New Jersey-Maryland (PJM) Interconnection took steps to create PJM West, an independent Regional Transmission Organization that will develop a new electric transmission affiliation to expand the Mid-Atlantic energy market. PJM West will manage our strategically located transmission assets, reduce network congestion, and enhance system reliability, while meeting new federal requirements.

    Allegheny Power continues to rank among the national leaders in customer satisfaction in major independent surveys. For the third consecutive year, Allegheny Power ranked second in the East according to the JD Power and Associates Residential Customer Satisfaction Study; we ranked 13th nationally. In addition, Allegheny Power ranked second nationally in the American Customer Satisfaction Index that ranks the 30 largest investor-owned natural gas and electric companies in the nation on various attributes of customer satisfaction.

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    To further our commitment to customers, we added new residential and commercial products and services and introduced online bill presentment and payment. Residential customers in Pennsylvania were offered a pilot program that uses internet-based technology to lower their energy costs, while reducing our need to purchase high-cost power during times of peak demand. A similar Generation Buy-Back Program reduces the demand for electricity in peak periods, encourages market development, and offers business customers a choice in managing their energy use.

Unregulated Operations

    Allegheny Energy completed the acquisition of Fellon-McCord & Associates, Inc., a natural gas and electricity consulting and management services firm, and Alliance Energy Services Partnership, a provider of natural gas and other energy-related services to large commercial and industrial customers. These acquisitions added gas procurement and management services to Allegheny Energy's current offerings, firmly establishing our ability to provide comprehensive energy-related solutions to customers in markets throughout the country.
    Allegheny announced the introduction of internet and high-speed data services for business and residential customers in Westmoreland County, Pa.

Other Highlights

    Our financial performance landed Allegheny Energy on the Fortune 500 list of America's largest corporations, the Forbes "Platinum 400" list, the Standard & Poor's (S&P) 500 index, and the Barron's 500 list.
    Allegheny elected two new members to its Board of Directors. They are James J. Hoecker, a past Chairman of the Federal Energy Regulatory Commission, and Ted J. Kleisner, President and Managing Director of The Greenbrier and President of The Greenbrier Resort Management Company in Lewisburg, W.Va.
    Alan J. Noia, Chairman of the Board, President, and Chief Executive Officer, was named "CEO of the Year" as part of the Platts 2001 Financial Times Global Energy Awards. Allegheny Energy was also a runner-up for "Energy Company of the Year." Noia was also elected to serve on the Electric Power Research Institute's Board of Directors.

    Allegheny Energy sold 14.26 million shares of common stock and netted approximately $667 million, which added equity capital to support several acquisitions in 2000 and 2001 and for other corporate purposes.

    In the environmental arena, Allegheny Energy Supply dedicated our second biomass co-firing demonstration project that embraces our environmental philosophy by reducing emissions and qualifying a portion of Albright Power Station's output as renewable generation. We launched a pilot project to demonstrate the feasibility of revegetating strip-mined land for carbon sequestration, which is the absorption of carbon dioxide by trees and vegetation to reduce its concentration in the atmosphere. We also received the West Virginia Business Environmental Leadership Award for the Gypsum Processing Facility at Pleasants Power Station that converts generating plant waste into synthetic gypsum that is sold to make wallboard.

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    Allegheny Energy awarded $300,000 in TechConnect Classroom Technology Grants to help schools in the region improve math and science education.

IPO Update

    Due to economic and energy industry changes, Allegheny Energy has elected not to proceed with its proposed initial public offering (IPO) of Allegheny Energy Supply. As previously noted, the transaction was subject to market and other conditions. In light of current market conditions, the Company believes that the IPO would not be in the best interests of our shareholders. We believe value can best be created by maintaining our balanced integrated portfolio of energy-related businesses and advancing our proven growth strategy.

Allegheny Energy, Inc. is a diversified energy company headquartered in Hagerstown, Md. It has been named to the Fortune 500 list, the Standard and Poor's 500 index, and the Forbes "Platinum 400" list. The Allegheny Energy family includes Allegheny Power, which delivers electric energy and natural gas to about three million people in parts of Maryland, Ohio, Pennsylvania, Virginia, and West Virginia; Allegheny Energy Supply Company, LLC, which develops, owns, and operates electric generating facilities and supplies and trades energy and energy-related commodities in selected domestic retail and wholesale markets; and Allegheny Ventures, which invests in and develops telecommunications and energy-related projects. For more information, visit our web site at www.alleghenyenergy.com.

Allegheny plans to hold its analyst conference call to discuss earnings results at 11:00 a.m. (Eastern Standard Time) on February 1, 2002. Investors, the news media, and others may listen to a live internet broadcast of the call at www.alleghenyenergy.com or www.streetevents.com by clicking on an available audio link. The call will also be archived for replay purposes for 10 business days after the live broadcast on both of these web sites. Supporting financial data will also be available on the Company's web site for review.

Certain statements contained herein constitute forward-looking statements with respect to Allegheny Energy, Inc. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of Allegheny Energy to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors may affect Allegheny Energy's operations, markets, products, services, prices, capital expenditures, development activities, and future plans. Such factors include, among others, the following: changes in general, economic, and business conditions; changes in the price of electricity and natural gas; changes in industry capacity; changes in technology; changes in financial and capital market conditions; changes in political and social conditions, deregulation activities and the movement toward competition in the states served by our operations; the effect of regulatory and legislative decisions; the consequences of the separation of the operations of Allegheny Energy; regulatory approvals and conditions; the loss of any significant customers; litigation; and changes in business strategy or business plans.

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